Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-110396 on Form S-8 of our report relating to the financial statements of Robinson Companies Retirement Plan dated June 28, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Robinson Companies Retirement Plan’s presentation of participant loans), appearing in this Annual Report on Form 11-K of Robinson Companies Retirement Plan for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

June 28, 2011